Exhibit 99.1

The Carlyle Group

News Release

For Immediate Release

October 15, 2018

The Carlyle Group to Acquire Apollo Aviation Group, a Commercial Aviation Investment Firm

Carlyle Expands Global Credit Platform with Acquisition

Firm Manages $5.6 Billion in Institutional Capital and Structured Aircraft Financings

New York, NY – Global alternative asset manager The Carlyle Group (NASDAQ: CG) today announced it has agreed to acquire 100% of Apollo Aviation Group (AAG), a global commercial aviation investment and servicing firm with $5.6 billion in assets under management including 243 aircraft owned, managed or committed to purchase. AAG will become a new business line, operating as Carlyle Aviation Partners Ltd., within Carlyle’s Global Credit Segment. The transaction is subject to customary conditions and is expected to close no later than January 31, 2019.

Established in 2002, AAG raises closed-end funds from limited partners to provide financing solutions to the commercial aviation sector. AAG purchases, leases and manages portfolios of commercial aircraft. This acquisition will allow Carlyle’s Global Credit platform to offer long-duration exposure to commercial aviation markets through a variety of credit, equity and structured finance instruments.

Carlyle Co-CEO Kewsong Lee said, “This corporate acquisition expands Carlyle’s Global Credit capabilities, particularly in the growing asset-based credit market. AAG is a scalable platform with strong growth prospects given its 16-year history and track record of performance.”

Mark Jenkins, Head of Carlyle’s Global Credit Segment, said, “AAG’s expertise in managing and investing in aviation assets and use of long-term fund structures allows it to invest well through economic cycles. We are excited to welcome the highly accomplished AAG management team, which is a proven force in the growing commercial aviation finance market.”

Bill Hoffman, Chairman of Apollo Aviation, said, “The Carlyle Group has demonstrated itself to be one of the leading alternative asset managers worldwide and Robert and I couldn’t think of a better home for the business we’ve built over the past 16 years.”

Robert Korn, President of Apollo Aviation, added, “Joining forces with The Carlyle Group allows us to continue to support our airline customers and play an even greater strategic role in the aviation sector.”

Aviation / Lessor Market Growth

•	Global passenger traffic has doubled every 15 years (1973 –2015)

•	Passenger growth: 1987 – 1 billion; 2005 – 2 billion; 2013 – 3 billion

•	~41,000 aircraft with a value of ~$6.1 trillion are forecast to be delivered by 2038

•	The percentage of operators’ fleets sourced through lessors has grown from 20% to 40% since 1998; expected to grow to 50%+ of the global fleet by 2020

Carlyle’s Global Credit platform, with $36 billion in assets as of June 30, 2018, includes funds in Loans & Structured Credit, Direct Lending, Opportunistic Credit, Energy Credit and Distressed Credit. These businesses have more than 100 investment professionals in New York, Washington, DC, Los Angeles, Chicago, Hong Kong and London.

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About The Carlyle Group

The Carlyle Group (NASDAQ: CG) is a global alternative asset manager with $210 billion of assets under management across 335 investment vehicles as of June 30, 2018. Carlyle’s purpose is to invest wisely and create value on behalf of its investors, many of whom are public pensions. Carlyle invests across four segments – Corporate Private Equity, Real Assets, Global Credit and Investment Solutions – in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle has expertise in various industries, including: aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrial, real estate, technology & business services, telecommunications & media and transportation. The Carlyle Group employs more than 1,625 people in 31 offices across six continents.

Web: www.carlyle.com

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About Apollo Aviation Group

Apollo Aviation Group is a multi-strategy aviation investment manager that seeks to capitalize on its extensive technical knowledge, in-depth industry expertise and longstanding presence in the mid-life commercial aviation sector. Founded in 2002, Apollo Aviation has total assets under management of $5.6 billion, with over 80 employees and offices in the US, Ireland and Singapore. The company has 243 aircraft owned, managed or committed to purchase, and 11 aircraft engines, with 110 airlines lessees in 58 countries.

Media Contact: Chris Ullman +1 (202) 729-5450 chris.ullman@carlyle.com	Public Market Investor Relations: Daniel Harris +1 (212) 813-4527 daniel.harris@carlyle.com

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